Exhibit 10.22

Maximum Guarantee Contract
No. 2010 Nan Zui Gao Bao Zi No. YD10-003
Between
Guarantor: Songxi Yasheng Food Co., Ltd
Business License No. 350700400003194
Legal Representative/Person-in-charge: Fan Zhenglin
Address: Shuinan Industrial Park, Songxi County , Nanping     Post Code: 353500
Financial Institution and A/C No.: Rural Credit Cooperatives, Songxi County
Tel: 0599-2323688   Fax: 0599-2332598

and
Creditor: Bank of China Limited Nanping Branch
Legal Representative/Person-in-charge: Wang Heng  Authorized Signatory: Zhu Mangui
Address: Bank of China Tower, 459 Middle Binjiang Road, Nanping  Post Code: 353000
Tel: 0599-8856381   Fax: 0599-8822091

In order to guarantee the performance of the debts under the Main Contract referred to in Article 1 hereof, the Guarantor is willing to provide the guarantee to the Creditor. Both parties enter into this Contract after negotiation on the basis of equality. Unless otherwise provided herein, the interpretation to the words and expressions herein shall be defined in accordance with the Main Contract.

Article 1	Main Contract
The Main Contract of this Contract is:
The Domestic Commercial Invoice Discount Agreement (No. 2010 Nan Shang Tie Zi No.YD10-001) between the Creditor and the Debtor Fujian Yada Group Co., Ltd., and the individual agreements which have been signed and will be signed on the basis thereof, and amendments or supplements thereto, which are specified to be the Main Contract guaranteed hereunder.

Article 2	Principal Creditor's Rights and the Effective Period
Unless otherwise provided by laws or agreed by the parties, the principal creditor's rights actually occurred under the Main Contract during the following period shall constitute the principal creditor's rights hereunder:
From the effective date of the Domestic Commercial Invoice Discount Agreement referred to in Article 1 hereof to the expiration date of the available period of facility amount set forth in such Agreement and amendments or supplements thereto.
Article 3	Maximum Amount of the Guaranteed Creditor's Rights
3.1	The maximum balance of the principal of the creditor's rights guaranteed hereunder shall be:
Currency: RMB.
(In words) Say Renminbi Twenty Million Yuan Only.
(In figures) RMB 20,000,000.00 yuan.

3.2
On the expiration date of the effective period of the principal creditor's rights as defined in Article 2 hereof, the debts defined to be the principal creditor's rights guaranteed hereunder, and the interests incurred on the basis of the principal of such principal creditor's rights (including statutory interest, agreed interest, compound interest, penalty interest), penalty, damages, costs for realizing the creditor's rights (including but not limited to litigation costs, attorney fees, notary fees, enforcement fees, etc.), the Creditor's losses and all other payable expenses attributable to the default of the Debtor, shall be deemed as guaranteed creditor's rights, with the specific amount to be determined at the time of settlement.

The sum of the amount of creditor's rights determined in accordance with the preceding two paragraphs shall be the maximum amount of the creditor's rights guaranteed hereunder.

Article 4	Guarantee
The method of guarantee hereunder shall be the first guarantee below:
1. The joint liability guaranty.
2. The general guaranty.
Article 5	Occurrence of Guarantee Liability
If the Debtor fails to make repayment to the Creditor on any date of regular repayment or date of prepayment under the Main Contract as agreed upon, the Creditor shall have the right to require the Guarantor to assume the guarantee liability.
The date of regular repayment referred to in the preceding paragraph is the principal repayment date and interest payment date set forth in the Main Contract or the date on which the Debtor shall make any payments to the Creditor pursuant to such contract. The date of prepayment referred to in the preceding paragraph is the date of prepayment proposed by the Debtor and consented by the Creditor, and the date of prepayment of the principal and interests of the creditor's rights and/or any other amounts to be made by the Debtor as required by the Creditor pursuant to the Contract, etc.
Surety or guarantee with other assets for the principal debts existing simultaneously beyond the Contract, shall not affect any rights of the Creditor hereunder and the exercise thereof, and the Guarantor shall not raise a plea against the Creditor on this ground.
Article 6	Guarantee Period
The guarantee period hereunder shall be two years from the expiration date of the effective period of the principal creditor's rights as defined in Article 2 hereof.
Within the guarantee period, the Creditor shall have the right to jointly or severally require the Guarantor to assume the guarantee liability for all or part of, multiple or single principal creditor's rights.
Article 7	Limitation of Action for the Guaranteed Debts

If the principal creditor's rights is not settled, in case of joint liability guaranty, and the Creditor requires the Guarantor to assume the guarantee liability prior to the expiration date of the guarantee period as set forth in Article 6 hereof, limitation of action for the guaranteed debts shall be calculated and applicable from the date when the Creditor requires the Guarantor to assume the guarantee liability.
In case of the general guaranty, if the Creditor brings a lawsuit against the Debtor or applies for arbitration prior to the expiration date of the guarantee period as set forth in Article 6 hereof, limitation of action for the guaranteed debts shall be calculated and applicable from the effective date of the judgment or arbitral award.
Article 8	Relationship between the Contract and the Main Contract
If the Main Contract includes the Credit Line Agreement/ General Agreement on Credit Facility, extension of the term of facility amount/the period of business cooperation therein shall be subject to written consent of the Guarantor. Without the Guarantor’s consent, the Guarantor shall assume the guarantee liability only to the extent of the maximum amount of the guaranteed creditor's rights as set forth in Article 3 hereof in respect of the principal creditor's rights occurred within the original available period of facility amount/business cooperation period. The guarantee period shall remain the original period.
Changes in other contents or matters in the Credit Line Agreement/General Agreement on Credit Facility, single agreements thereunder or in single Main Contract will not be subject to the consent of the Guarantor, the Guarantor shall also assume the guarantee liability for the amended Main Contract to the extent of the maximum amount of the guaranteed creditor’s rights specified in Article 3 hereof.
The Creditor and the Guarantor may change the guaranteed maximum creditor’s rights amount specified in Article 3 hereof after consultations.

Appointment of other branches of Bank of China Limited by the Creditor to perform all or partial rights and obligations hereunder or assignment of the principal creditor’s rights to the third party will not be subject to the consent of the Guarantor, and the guarantee liability of the Guarantor will not be released or exempted.
Article 9	Representations and Warrants
The Guarantor represents and warrants that:
(1)	It is duly organized, validly existing and in good standing under the laws, and has full legal capacity for civil rights and conducts to enter into and perform this Contract;
(2)
It fully understands the contents of the Main Contract, entry into and performance of this Contract represent the true intent of the Guarantor, it has obtained legal and effective authorization according to the requirements of its articles of association or other internal management documents.

If it is a company, the Guarantor shall provide such warrants according to resolutions of the board of directors or general meeting, shareholders’ meeting according to the requirements of the articles of association; if the articles of association specify the limit of the guarantee amount and individual guarantee amount, guaranteed amount hereunder does not exceed the specified limit.
Execution and performance of this Contract will not violate any contracts, agreements or other legal documents that are binding upon the Guarantor.
(3)	All documents and materials provided by the Guarantor to the Creditor are accurate, true, complete and effective;
(4)	The Guarantor accepts the supervision and examination by the Creditor on the production and operation and financial position of the Guarantor, and will give assistance and cooperation;

(5)	The Guarantor does not conceal to the Creditor its material liabilities as of the date of signing;
(6)
In case of the circumstances which may affect the financial position and performance ability of the Guarantor, including without limitation, changes of any form in the modes of business such as division, merger, joint management, joint venture with foreigners, cooperation, contracting, reorganization, reform, planned listing, reduction of registered capital, transfer of significant assets or stocks, material liabilities, dissolution, cancellation, appliication for bankrupt, or involvement in material litigation or arbitration cases, the Guarantor shall notify the Creditor in a timely manner.

Article 10	Related Parties inside the Group of the Guarantor and Disclosure of Related Transaction
The Parties agree to apply the following first item:
(1)	The Guarantor is not a group client of the Creditor defined in the Guidelines on the Management of Risks of Credits Granted by Commercial Banks to Group Clients (“Guidelines”).
(2)
The Guarantor is a group client determined by the Creditor in accordance with the Guidelines. The Guarantor shall timely report to the Creditor the related transactions involving 10% net assets in accordance with Article 17 of the Guidelines, including the relationship between the transaction parties, transaction purpose and nature, amount or proportion, pricing policies (including transactions of no amount or nominal amount).

Article 11	Events of Default and Settlement
Any of the following circumstances will constitute or be deemed as an event of default by the Guarantor hereunder:
(1)	failure to timely assume the guarantee liability in accordance with this Contract;

(2)	false representations in this Contract or breach of its warrants made in this Contract;
(3)	occurrence of the events described in Article 9.6 hereof, seriously affecting the Guarantor’s financial position and performance ability;
(4)	winding up, dissolution, cancellation or bankrupt of the Guarantor;
(5)	breach of other provisions of this Contract on the rights and obligations of the parties;
(6)	events of default by the Guarantor under other contracts with the Creditor or other branches of Bank of China Limited.
In case of the events of default specified in the preceding paragraph, the Creditor shall have the right to separately or simultaneously take the following measures as the case may be:
(1)	require the Guarantor to correct its breaches within the time limit specified;
(2)	wholly or partially reduce, suspend or terminate the credit facility amount granted to the Guarantor;
(3)
wholly or partially suspend or terminate acceptance of the Guarantor’s business application under other contracts; wholly or partially suspend or terminate release and handling the unreleased loan, and unhandled trading financing;

(4)
declare the principal and interests of the Guarantor on the outstanding loan/trading financing amounts under other contracts as well as other accounts payable are wholly or partially due with immediate effect;

(5)	terminate or cancel this Contract, wholly or partially terminate or cancel other contracts between the Guarantor and the Creditor;
(6)	require the Guarantor to indemnify for the losses of the Creditor arising from its breach;
(7)
deduct the amounts in the account opened by the Guarantor with the Creditor with a prior or post notice, to discharge all or partial debts owed by the Guarantor to the Creditor. Undue amounts in the account shall be deemed to be due in advance. If the account currency is different from the currency used by the Creditor for business pricing, conversion shall be made at the rate of exchange settlement and sales applied by the Creditor at the time of deduction.

(8)	other measures as the Creditor considers necessary.

Article 12	Reservation of Right
Failure by a party to exercise all or partial rights hereunder or to require the other party to perform and assume all or partial obligations and responsibilities will not constitute waiver by such party of such rights or exemption from such obligations and responsibilities.
Any indulgence, extension or postponement in exercising the rights hereunder granted by a party to the other party will not affect any rights it shall have under this Contract and laws and regulations, nor be construed as waiver by it of such rights.
Article 13	Amendment, Modification and Termination
Amendment or modification may be made to this Contract in writing by mutual agreement of the parties, which shall constitute an integral part of this Contract.
Unless otherwise provided by laws and regulations or agreed by the parties, this Contract may not be terminated prior to completion of performance of their rights and obligations hereunder.
Unless otherwise provided by laws and regulations or agreed by the parties, legal validity of the remaining provisions will not be affected by the invalidity of any provision of this Contract.
Article 14	Applicable Law and Dispute Resolution
This Contract shall be governed by the laws of the People’s Republic of China.
Any and all disputes and controversies arising from performance of this Contract shall be settled by the parties through negotiation. In case no settlement can be reached through negotiation, the parties agree to apply the dispute resolution method as same as specified in the Main Contract.

During the period of settlement of disputes, if such disputes will not affect the performance of the remaining provisions of this Contract, such provisions shall continue to be performed.
Article 15	Expenses
Unless otherwise provided by laws or agreed by the parties, the expenses (including attorney fee) incurred for conclusion, performance of this Contract and dispute resolution shall be borne by the Guarantor.
Article 16	Appendices
The appendices confirmed by the parties constitute an integral part of this Contract, with equal effect in law as this Contract.
Article 17	Miscellaneous
17.1	The Guarantor shall not assign any rights and obligations hereunder to the third party without the written consent of the Creditor.
17.2
The Guarantor hereby approves if the Creditor must entrust other branches of Bank of China Limited to perform the rights and obligations hereunder due to the business need,. Other branches of Bank of China Limited authorized by the Creditor shall have the right to exercise all rights hereunder, and to lodge a lawsuit or refer to the arbitration commission in respect of the disputes hereunder.

17.3	With prejudice to other provisions of this Contract, this Contract shall be binding upon the parties and the successors and assigns of the parties duly existing.
17.4	Unless otherwise specified, the parties specify the domicile recorded herein to be the contact address, and undertake to timely notify the other party in writing of any change in contact address.
17.5	The headings and business name in the Contract are for convenience only, and shall not be used to interpret the provisions of the Contract and rights and obligations of the parties.

Article 18	Effectiveness
This Contract shall become effective from the date when it is signed and sealed by the legal representatives, persons-in-charge or authorized signatories of the parties.
This Contract is executed in three copies, each party and the Debtor shall hold one copy respectively, each of which shall have equal effect in law.

For and on behalf of the Guarantor
Songxi Yasheng Food Co., Ltd.
By: Fan Zhenglin
July 21, 2010

For and on behalf of the Creditor
Bank of China Limited Nanping Branch
By: Zhu Mangui
July 21, 2010